Exhibit 10.B

VIAD CORP
EXECUTIVE SEVERANCE PLAN (TIER I — 2013)
AS OF FEBRUARY 27, 2013

1. PURPOSE: To provide management continuity by inducing selected Executives hired after the date hereof to remain in the employ of Viad Corp (the “Corporation”) or one of its subsidiaries pending a possible Change of Control of the Corporation. This Executive Severance Plan (Tier I - 2013) (the “Plan”) document is effective for plan years beginning on January 1, 2013 and thereafter. This Plan is intended to meet the requirements of Section 409A of the Internal Revenue Code and the regulations and guidance promulgated thereto (“Section 409A”). No deferral elections are permitted or required under the Plan.

2. OBJECTIVES: To ensure in the event of a possible Change of Control of the Corporation, in addition to the Executive’s regular duties, that he may be available to be called upon to assist in the objective assessment of such situations, to advise management and the Board of Directors (the “Board”) of the Corporation as to whether such proposals would be in the best interests of the Corporation, its, subsidiaries and its shareholders and to take such other actions as management or the Board might determine reasonably appropriate and in the best interests of the Corporation and its shareholders.

3. PARTICIPATION: Participation in this Plan will be limited to selected Executives (each referred to herein as “Executive”) hired after the date hereof whose importance to the Corporation during such periods is deemed to warrant good and valuable special consideration by the Chief Executive Officer of the Corporation. Each such Executive’s participation shall be evidenced by a certificate (“Certificate”) issued by the Corporation, each of which is incorporated herein by reference as if set forth in its entirety. In the event an Executive shall become ineligible hereunder, his or her Certificate shall be surrendered promptly to the Corporation. The Executive Severance Plan currently in effect for Executive Officers of the Corporation (Tier 1 Plan) shall continue in full force and effect for such Executive Officers.

4. DEFINITION OF CHANGE OF CONTROL: For purposes of this Plan, a “Change of Control” shall mean any of the following events:

(a) An acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either: (1) the then outstanding shares of Common Stock of the Corporation (the “Outstanding Corporation Common Stock”) or (2) the combined voting power of the then Outstanding Voting Securities of the Corporation entitled to vote generally in the election of Directors (the “Outstanding Corporation Voting Securities”); excluding, however the following: (A) any acquisition directly from the Corporation or any entity controlled by the Corporation other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from the Corporation or any entity controlled by the Corporation, (B) any acquisition by the Corporation, or any entity controlled by the Corporation, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Corporation or any entity controlled by the Corporation or (D) any acquisition pursuant to a transaction which complies with clauses (1), (2) and (3) of Section 4(c); or

(b) A change in the composition of the Board such that the individuals who, as of the effective date of the Plan, constitute the Board (such Board shall be hereinafter referred to as the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, for purposes of this Section 4(b) that any individual, who becomes a member of the Board subsequent to the effective date of the Plan, whose election, or nomination for election by the Corporation’s shareholders, was approved by a vote of at least a majority of those individuals who are members of the Board and who were also members of the Incumbent Board, (or deemed to be such pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Board; but provided further, that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board shall not be so considered as a member of the Incumbent Board, or

(c) Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Corporation (a “Corporate Transaction”) excluding, however, such a Corporate Transaction pursuant to which (1) all or substantially all of the individuals and entities who are the beneficial owners, respectively, of the Outstanding Corporation Common Stock and Outstanding Corporation Voting Securities immediately prior to such Corporate Transaction (the “Prior Shareholders”) beneficially own, directly or indirectly, more than 60% of, respectively, the outstanding shares of Common Stock and the combined voting power of the then Outstanding Voting Securities entitled to vote generally in the election of Directors, as the case may be, of the Corporation or other entity resulting from such Corporate Transaction (including, without limitation, a corporation or other entity which as a result of such transaction owns the Corporation or all or substantially all of the Corporation’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Corporation Common Stock and Outstanding Corporation Voting Securities, as the case may be, (2) no Person (other than the Corporation or any entity controlled by the Corporation, any employee benefit plan (or related trust) of the Corporation or any entity controlled by the Corporation or such corporation or other entity resulting from such Corporate Transaction) will beneficially own, directly or indirectly, 20% or more of, respectively, the outstanding shares of Common Stock of the Corporation or other entity resulting from such Corporate Transaction or the combined voting power of the Outstanding Voting Securities of such Corporation or other entity entitled to vote generally in the election of Directors except to the extent that such ownership existed prior to the Corporate Transaction and (3) individuals who were members of the Incumbent Board will constitute at least a majority of the members of the Board of Directors of the Corporation resulting from such Corporate Transaction; and further excluding any disposition of all or substantially all of the assets of the Corporation pursuant to a spin-off, split-up or similar transaction (a “Spin-off”) if, immediately following the Spin-off, the Prior Shareholders beneficially own, directly or indirectly, more than 80% of the outstanding shares of Common Stock and the combined voting power of the then Outstanding Voting Securities entitled to vote generally in the election of directors of both entities resulting from such transaction, in substantially the same proportions as their ownership, immediately prior to such transaction, of the Outstanding Corporation Common Stock and Outstanding Corporation Voting Securities; provided, that if another Corporate Transaction involving the Corporation occurs in connection with or following a Spin-off, such Corporate Transaction shall be analyzed separately for purposes of determining whether a Change of Control has occurred;

(d) The approval by the stockholders of the Corporation of a complete liquidation or dissolution of the Corporation.

5. DEFINITIONS:

(a) For purposes of this Plan, “Cause” with respect to an Executive shall mean:

(i) The willful and continued failure of the Executive to perform substantially the Executive’s duties with the Corporation or one of its affiliates (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance improvement is delivered to the Executive by the Board or the Chief Executive Officer of the Corporation which specifically identifies the manner in which the Board or Chief Executive Officer believes that the Executive has not substantially performed the Executive’s duties, or

(ii) The willful engaging by the Executive in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Corporation. For purposes of this Section 5(a), no act or failure to act, on the part of the Executive, shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Corporation. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of the Chief Executive Officer or a senior officer of the Corporation or based upon the advice of counsel for the Corporation shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Corporation. The cessation of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board (excluding the Executive, if he is a member of the Board) at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before the Board), finding that, in the good-faith opinion of the Board, the Executive is guilty of the conduct described in subparagraph (i) or (ii) above, and specifying the particulars thereof in detail.

(b) For purposes of this Plan, “Good Reason” with respect to an Executive shall mean one or more of the following conditions arising without the Executive’s consent and as provided under the safe harbor provisions for “good reason” under the regulations to Section 409A:

(i) The assignment to the Executive of any duties materially inconsistent in any respect with the Executive’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities immediately prior to the Change of Control, or any other action by the Corporation or any of its subsidiaries which results in a material diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Corporation or the applicable subsidiary promptly after receipt of notice thereof given by the Executive;

(ii) Any material reduction of the Executive’s base salary, annual bonus, incentive opportunities, retirement benefits, welfare or fringe benefits below the highest level enjoyed by the Executive during the 120-day period prior to the Change of Control;

(iii) The Corporation’s or one of its subsidiaries requiring the Executive to be based at any office or location other than that at which he was based immediately prior to the Change of Control constituting a material change in the Executive’s geographic location or the Corporation’s or one of its subsidiaries requiring the Executive to travel to a substantially greater extent than required immediately prior to the Change of Control;

(iv) Any purported termination by the Corporation or one of its subsidiaries of the Executive’s employment otherwise than as expressly permitted by this Plan; or

(v) Any failure by the Corporation to comply with and satisfy Section 12(c) of this Plan.

For purposes of this Plan, any good-faith determination of “Good Reason” made by an Executive shall be conclusive with respect to that Executive.

(c) For purposes of this Plan, “Specified Employee” means an Executive considered a key employee for purposes of Section 409A for that 12-month period commencing on April 1st of the year following the 12-month period ending on December 31st of the preceding year during which such Executive met the requirements of Internal Revenue Code Section 416(i)(1)(A),(i),(ii) or (iii) (disregarding Section 416(i)(5)) during the applicable 12-month period.

6. ELIGIBILITY FOR BENEFITS: Benefits as described in Section 7 shall be provided in the event the Executive’s employment with the Corporation or any of its subsidiaries is terminated: (a) Involuntarily by the Corporation or the applicable subsidiary without Cause (a “Without Cause Termination”); or

(b) By the Executive for Good Reason (a “Good Reason Termination”) provided that the Executive shall notify the Corporation of the existence of one or more of the Good Reason conditions within ninety (90) days of such condition’s initial occurrence and the Corporation shall have thirty (30) days to remedy such condition or conditions. If the Corporation remedies such condition or conditions it shall not be required to pay any amounts hereunder. If such condition is not timely remedied the Executive shall separate from service within ten days after the expiration of the thirty day remedy period. Provided that the Executive’s separation from service occurs within two years of the initial existence of one or more of the Good Reason conditions, payment shall be made by the Corporation in a lump sum within five (5) business days of the Executive’s separation from service (subject to the six-month delay in payment requirement for Specified Employees as described in Section 7(g) hereof);

provided, in the case of a Without Cause Termination or a Good Reason Termination, that such termination occurs within thirty-six months after a Change of Control; and provided, further, that in no event shall a termination as a consequence of an Executive’s death or disability, voluntary separation from service (other than for Good Reason) or Retirement (as defined in the next sentence) entitle the Executive to benefits under this Plan. “Retirement” shall mean the Executive’s voluntary separation from service at or after attaining age 65. For purposes of payments under the Plan, the Executive’s termination of employment must constitute a “separation from service” within the meaning of Section 409A.

7. BENEFIT ENTITLEMENTS:

(a) Lump Sum Payment: Except as otherwise provided in Section 7(g) hereof, within five (5) business days of the Executive’s separation from service with the Corporation or any of its subsidiaries, the Corporation or the applicable subsidiary will pay to the Executive as compensation for services rendered a lump sum cash amount (subject to any applicable payroll or other taxes required to be withheld) equal to the sum of (i) Executive’s highest annual salary fixed during the period Executive was an employee of the Corporation or any of its subsidiaries, plus (ii) the target bonus under the Corporation’s Management Incentive Plan for the fiscal year in which the Change of Control occurs, multiplied by three times a fraction, the numerator of which is 36 minus the number of full months from the date of the Change of Control through the last day of the Executive’s employment, and the denominator of which is 36.

(b) Employee Plans: The Executive’s participation in life, accident, health, automobile, club membership, and financial counseling plans of the Corporation, or the applicable subsidiary, if any, provided to the Executive immediately prior to the Change of Control or his or her termination, shall be continued, or equivalent benefits provided, by the Corporation or the applicable subsidiary at no direct cost or tax cost to the Executive in excess of the costs that would be imposed on the Executive, if he or she remained an employee, for a period (the “Severance Period”) of three years times a fraction, the numerator of which is 36 minus the number of full months from the date of the Change of Control through the last day of the Executive’s employment, and the denominator of which is 36 (or within the applicable limited time period of an exemption under Section 409A).

(i) The Executive’s participation in any applicable qualified retirement plans, nonqualified retirement plans, pension plans, deferred compensation plans, or bonus plans of the Corporation or any of its subsidiaries, if any, shall continue only through the last day of employment. Any terminating distributions and/or vested rights under such plans shall be governed by the terms of the respective plans. For purposes of determining the eligibility of the Executive for any post-retirement life and health benefits, the Executive shall be treated as having attained an additional three years of age and service credit as of the last day of the Executive’s employment.

(ii) To the extent that the Employee Plans described in Section 7(b) are deemed to constitute a “reimbursement arrangement” or the provision of in-kind benefits within the meaning of the regulations under Section 409A, such reimbursement arrangement or in-kind benefits shall expire no later than the end of the second calendar year following the year of the Executive’s termination from employment.

(c) Special Retirement Benefits: If the Executive is, immediately prior to his termination of employment, an active participant accruing benefits under the Viad Corp Supplemental Pension Plan ( the “SERP”), then the Executive or his or her beneficiaries shall be paid Special Retirement Benefits in an actuarial equivalent lump sum on the date immediately preceding the completion of 2 1/2 months of the calendar year following the calendar year in which the Executive’s termination of employment occurred (provided, in the case of a Good Reason Termination, that such termination occurs within twenty-four months after the initial existence of a Good Reason condition or in the case of a Without Cause Termination within thirty-six months of a Change of Control equal to the excess of (i) the retirement benefits that would be payable to the Executive or his beneficiaries under the SERP if the Executive’s employment had continued during the Severance Period, all of his accrued benefits under the SERP (including those attributable to the Severance Period) were fully vested, and his final average compensation is equal to the Deemed Final Average Compensation, as defined below, over (ii) the total benefit actually payable to the Executive or his beneficiaries under the SERP. The “Deemed Final Average Compensation” means the Executive’s final average compensation computed in accordance with the SERP, except that the amount specified in Section 7(a) shall be considered as having been paid to the Executive as “compensation” in equal monthly installments during the Severance Period. All Special Retirement Benefits shall be unfunded and payable solely from the general assets of the Corporation or its appropriate subsidiary, and are not intended to meet the qualification requirements of Section 401 of the Internal Revenue Code. The amount of the Special Retirement Benefits shall be determined using actuarial assumptions no less favorable to the Executive than those used in the SERP immediately prior to the Change of Control.

(d) Outplacement: The Executive shall be provided with reasonable outplacement benefits in accordance with those offered to Executives immediately prior to the Change of Control for a limited period of time not to exceed two years.

(e) Minimum Benefit Entitlement: Notwithstanding anything to the contrary in this Section 7, in no event shall an Executive’s severance benefits under the Plan be less than the benefits (if any) such Executive would have received in accordance with the severance policy of the Corporation or applicable subsidiary in effect immediately prior to the Change of Control.

(f) Compliance with Section 409A: The Plan is intended to satisfy, or otherwise be exempt from, the requirements of Section 409A, including current and future guidance and regulations interpreting such provisions. With respect to any payment pursuant to this Plan, the Executive shall not have any discretion to designate the taxable year of payment. To the extent that any provision of this Plan fails to satisfy those requirement or fails to be exempt from Section 409A, the provision shall automatically be modified (notwithstanding anything to the contrary in this Plan including Section 15) in a manner that, in the good-faith opinion of the Company, brings the provision into compliance with those requirements while preserving as closely as possible the original intent of the provision and this Plan.

(g) Six-Month Delay for Specified Employees: Where payment under this Plan is made to a Specified Employee on account of separation from service, such payment shall commence no earlier than six (6) months following separation from service if required to comply with section 409A of the Code. On the first business day of the seventh month following the date of such Specified Employee’s separation from service, the Specified Employee shall be paid the applicable amount under Section 7 hereof in a single sum without interest.

8. INTENTIONALLY OMITTED

9. INDEMNIFICATION: If litigation is brought to enforce or interpret any provision contained herein, the Corporation or applicable subsidiary, to the extent permitted by applicable law and the Corporation’s or subsidiary’s Articles of Incorporation, as the case may be, shall indemnify each Executive who is a party thereto for his reasonable attorneys’ fees and disbursements incurred in such litigation, regardless of the outcome thereof, and shall pay interest on any money judgment obtained by the Executive calculated at the Citibank, N.A. prime interest rate in effect from time to time from the date that payment(s) to him or her should have been made under this Plan until the date the payment(s) is made. Such attorneys’ fees and disbursements shall be paid within ten (10) business days of receipt of documentation of the attorneys’ fees and disbursements as submitted by the Executive within thirty (30) days of the Executive’s receipt of the invoice for such attorneys’ fees and disbursements. Consistent with Section 409A, the Executive must make reasonable good faith efforts to collect any payment due pursuant to this Plan but in dispute, including giving notice to the Corporation or the applicable subsidiary within 90 days of the latest date upon which the disputed payment could have been timely made, and if such payment is not made, the taking of further enforcement measures within 180 days after such date.

10. PAYMENT OBLIGATIONS ABSOLUTE: Except as expressly provided in Section 14 and 15, the Corporation’s or subsidiary’s obligation to pay the Executive the benefits hereunder and to make the arrangements provided herein shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any set-off, counter-claim, recoupment, defense or other right which the Corporation or any of its subsidiaries may have against him or anyone else. All amounts paid or payable by the Corporation or one of its subsidiaries hereunder shall be paid without notice or demand unless expressly provided otherwise. Each and every payment made hereunder by the Corporation or subsidiary shall be final and the Corporation or subsidiary will not seek to recover all or any part of such payment(s) from the Executive or from whosoever may be entitled thereto, for any reason whatsoever. No Executive shall be obligated to seek other employment in mitigation of the amounts payable or arrangements made under any provision of this Plan, and the obtaining of any such other employment shall in no event effect any reduction of the Corporation’s or subsidiary’s obligations to make the payments and arrangements required to be made under this Plan. The Corporation or applicable subsidiary may at the discretion of the Chief Executive Officer of the Corporation enter into an irrevocable, third-party guarantee or similar agreement with a bank or other institution with respect to the benefits payable to an Executive hereunder, which would provide for the unconditional payment of such benefits by such third party upon presentment by an Executive of his Certificate (and on such other conditions deemed necessary or desirable by the Corporation or such subsidiary) at some specified time after termination of employment. Such third-party guarantor shall have no liability for improper payment if it follows the instructions of the Corporation or such subsidiary as provided in such Certificate and other documents required to be presented under the agreement, unless the Corporation or such subsidiary, in a written notice, has previously advised such third-party guarantor of the determination by its Board of Directors of ineligibility of the Executive in accordance with Section 15.

11. CONTINUING OBLIGATIONS: It shall be a condition to the entitlement of an Executive to any benefits under this Plan that he or she agree to retain in confidence any confidential information known to him or her concerning the Corporation and its subsidiaries and their respective businesses as long as such information is not publicly disclosed, except as required by law.

12. SUCCESSORS:

(a) The benefits provided under this Plan are personal to the Executives and without the prior written consent of the Corporation shall not be assignable by any Executive otherwise than by will or the laws of descent and distribution. This Plan shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

(b) This Plan shall inure to the benefit of and be binding upon the Corporation and its successors and assigns.

(c) The Corporation will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Corporation to assume expressly and agree to perform this Plan in the same manner and to the same extent that the Corporation would be required to perform it if no such succession had taken place. As used in this Plan, Corporation shall mean the Corporation as hereinbefore defined and any other person or entity which assumes or agrees to perform this Plan by operation of law, or otherwise.

13. SEVERABILITY: Any provision in this Plan which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

14. OTHER PLANS AND AGREEMENTS: Notwithstanding any provision herein to the contrary, in the event the Executive’s employment with the Corporation or applicable subsidiary terminates and the Executive is entitled to receive termination, separation or other like amounts from the Corporation or any of its subsidiaries pursuant to any contract of employment, generally prevailing separation pay policy, or other program of the Corporation or applicable subsidiary, all such amounts shall be applied to and set off against the Corporation’s or applicable subsidiary’s obligation set forth in Section 7 of this Plan and provided that, consistent with the requirements of Section 409A and in order to avoid any impermissible acceleration under this Plan, such amounts shall be paid in accordance with the terms of the applicable contract, policy or program and the Executive shall not have any discretion over the tax year in which any such set-off amount described in this Section 14 is made. Nothing in this Section 14 is intended to result in set-off of pension benefits, supplemental executive retirement benefits, disability benefits, deferred compensation benefits, retiree benefits or any other plan benefits not directly provided as termination or separation benefits.

15. AMENDMENT AND TERMINATION: This Plan may be amended or terminated by action of the Board. This Plan shall terminate with respect to an Executive if the Chief Executive Officer of the Corporation determines that the Executive is no longer a key executive to be provided a severance agreement and so notifies the Executive by certified mail at least thirty (30) days before participation in this Plan shall cease. Notwithstanding the foregoing, no such amendment, termination or determination may be made, (and if made, shall have no effect during the period of thirty-six months following any Change of Control or during any period of time when the Corporation has knowledge that any third person has taken steps reasonably calculated to effect a Change of Control, until such third person has abandoned or terminated his efforts to effect a Change of Control as determined by the Board in good faith, but in its sole discretion.

16. GOVERNING LAW: This Plan shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws. The captions of this Plan are not part of the provisions hereof and shall have no force or effect.

17. By acceptance of participation in this Plan, an Executive agrees to give a minimum of four (4) weeks’ notice to the Corporation in the event of his voluntary resignation.